Exhibit (a)(1)(H)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 2, 2005 and the related Letter of Transmittal (each as defined below) and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

UP TO 285,000 SHARES OF CLASS A COMMON STOCK

OF

CAPITAL PROPERTIES, INC.

AT

$22.00 NET PER SHARE

BY

MERCURY REAL ESTATE ADVISORS LLC,

MERCURY SPECIAL SITUATIONS FUND LP

AND MERCURY SPECIAL SITUATIONS OFFSHORE FUND, LTD.

Mercury Real Estate Advisors LLC, Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd. (collectively, the “Purchaser”) are offering to purchase up to 285,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” or “Shares”), of Capital Properties, Inc. (“CPI” or the “Subject Company”) for a purchase price of $22.00 per Share, net to the seller in cash, upon the terms and conditions set forth in the Offer to Purchase dated May 2, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JUNE 13, 2005 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

The Purchaser is making the Offer for investment purposes and does not have a present intent to acquire or influence control over the business of the Subject Company. The Purchaser may, from time to time, subsequent to the expiration of the Offer, acquire additional Shares or dispose of all or some of the Shares or may continue to hold the Shares, depending on business and market conditions, its continuing evaluation of the business and prospects of the Subject Company and other factors.

The Offer is not conditioned upon any minimum number of Shares being tendered or upon the Purchaser obtaining financing. The Offer is subject to certain customary conditions described in the Offer to Purchase, including a condition that on or after May 2, 2005 and before the time of payment for Shares, there shall not have occurred any material adverse change to the Subject Company or impairment of a material contract right of the Subject Company. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders; (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended; (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn; or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to The Bank of New York, the depositary for the Offer (the “Depositary”), of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry

Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and (iii) any other required documents. No subsequent offering period will be available.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 30, 2005 (or such later date as may apply in case the Offer is extended) unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If more than 285,000 Shares are validly tendered prior to the Expiration Date, and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 285,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the “Proration Period”). In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, the Purchaser does not expect to announce the final results of proration or pay for any Shares until at least seven American Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”).

A request is being made to the Subject Company pursuant to Rule 14d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) and under Rhode Island statutory and common law for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Offer materials will be mailed to record holders and beneficial owners and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of security holders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such securities.

The information required by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated by reference into this summary advertisement. The complete terms and conditions of this Offer are set forth in the Offer to Purchase, which is being filed today with the Securities and Exchange Commission and promptly mailed to shareholders. The Offer to Purchase and related Letter of Transmittal contain important information. Shareholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary at (800) 507-9357.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, NY 1005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others, Call Toll-Free: (800) 769-4414

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